Exhibit 4.5

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this "Agreement") is made and entered into as of August, _____, 2006 between Blast Energy Services Inc, a California corporation (the "Company") and ___________________. (“Holder”).

R E C I T A L S

WHEREAS, the Company proposes to issue to Holder _______ warrants (the "Warrants"), each such Warrant entitling the holder thereof to purchase one share of Common Stock, no par, of the Company on the terms and conditions as set forth herein (the "Shares" or the "Common Stock"); and

WHEREAS, the Warrants which are the subject of this Agreement, will be issued by the Company to the Holder as part of consideration payable to Holder in connection with equity issued by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

A G R E E M E N T

1. Warrant Certificates. The warrant certificates to be delivered pursuant to this Agreement (the "Warrant Certificates") shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Warrant Agreement.

2. Right to Exercise Warrants. Each Warrant may be exercised from the date of this Agreement until 11:59 P.M. (Houston time) on the date that is two years after the date of this Agreement (the "Expiration Date"). Each Warrant not exercised on or before the Expiration Date shall expire.

Each Warrant shall entitle its holder to purchase from the Company one share of Common Stock at an exercise price of $0.20 per share up to two years after the date of this agreement, subject to adjustment as set forth below ("Exercise Price").

The Company shall not be required to issue fractional shares of capital stock upon the exercise of this Warrant or to deliver Warrant Certificates which evidence fractional shares of capital stock. In the event that a fraction of an Exercisable Share would, except for the provisions of this paragraph 2, be issuable upon the exercise of this Warrant, the Company shall pay to the Holder exercising the Warrant an amount in cash equal to such fraction multiplied by the current market value of the Exercise Share. For purposes of this paragraph 2, the current market value shall be determined as follows:

(a) if the Exercise Shares are traded in the over-the-counter market and not on any national securities exchange and not in the NASDAQ Reporting System, the average of the mean between the last bid and asked prices per share, as reported by the National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, for the last business day prior to the date on which this Warrant is exercised, or, if not so reported, the average of the closing bid and asked prices for an Exercise Share as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose.

(b) if the Exercise Shares are listed or traded on a national securities exchange or in the NASDAQ Reporting System, the closing price on the principal national securities exchange on which they are so listed or traded or in the NASDAQ Reporting System, as the case may be, on the last business day prior to the date of the exercise of this Warrant. The closing price referred to in this Clause (b) shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the national securities exchange on which the Exercise Shares are then listed on in the NASDAQ Reporting System; or

(c) if no such closing price or closing bid and asked prices are available, as determined in any reasonable manner as may be prescribed by the Board of Directors of the Company.

3. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed prior to its expiration date, the Company shall issue and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest.

4. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation to issue Shares upon exercise of Warrants, the full number of Shares deliverable upon the exercise of all outstanding Warrants.

The Company covenants that all Shares which may be issued upon exercise of Warrants will be validly issued, fully paid and non-assessable outstanding Shares of the Company.

5. Rights of Holder. The Holder shall not, by virtue of anything contained in this Warrant Agreement or otherwise, prior to exercise of this Warrant, be entitled to any right whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company of any other matter.

6. Investment Intent. Holder represents and warrants to the Company that Holder is acquiring the Warrants for investment and with no present intention of distributing or reselling any of the Warrants. The Holder confirms and agrees that it is an “accredited investor” as defined pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Holder confirms and acknowledges to the Company that the representations and warranties contained in the Subscription Agreement entered into by the Holder and the Company as of the date hereof are true and correct.

7. Certificates to Bear Language. The Warrants and the certificate or certificates therefore shall bear the following legend by which each holder shall be bound:

"THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANS-FERRED WITHOUT AN EFFECTIVE REGIS-TRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL, REASON-ABLY SATISFACTORY TO THE COR-PORATION AND ITS COUN-SEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

The Shares and the certificate or certificates evidencing any such Shares shall bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

Certificates for Warrants without such legend shall be issued if such warrants or shares are sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or if the Company has received an opinion from counsel reasonably satisfactory to counsel for the Company, that such legend is no longer required under the Act.

8. Registration Rights. The Company is obligated to register the shares of Common Stock underlying the Warrants in any subsequent registration statement filed by the Company with the Securities and Exchange Commission, so that holders of such Common Stock shall be entitled to sell the same simultaneously with and upon the terms and conditions as the securities sold for the account of the Company are being sold pursuant to any such registration statement, subject to reasonable and customary lock-up provisions as may be proposed by the underwriter of said registration statement and agreed to by the investors (the "Piggyback Registration Right").

9. Adjustment of Number of Shares and Class of Capital Stock Purchasable. The Number of Shares and Class of Capital Stock purchasable under this Warrant Agreement are subject to adjustment from time to time as set forth in this Section.

(a) Adjustment for Change in Capital Stock. If the Company:

(i)	pays a dividend or makes a distribution on its Common Stock, in each case, in shares of its Common Stock;

(ii)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)	combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)	makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v)	issues by reclassification of its shares of Common Stock any shares of its capital stock;

then the number and classes of shares purchasable upon exercise of each Warrant in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised may receive the number and classes of shares of capital stock of the Company which such holder would have owned immediately following such action if such holder had exercised the Warrant immediately prior to such action.

For a dividend or distribution the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

If after an adjustment the holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock. After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Agreement. Notwithstanding the allocation of the Exercise Price between or among shares of capital stock as provided by this Section 9(a), a Warrant may only be exercised in full by payment of the entire Exercise Price currently in effect.

(b) Consolidation, Merger or Sale of the Company. If the Company is a party to a consolidation, merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company's obligations under this Warrant Agreement. Upon consummation of such transaction the Warrants shall auto-matically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Warrant immediately before the effective date of such transaction. As a condition to the consummation of such transaction, the Company shall arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Warrant to, concurrently with the consummation of such transaction, assume the Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 9.

10. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or Holder shall bind and inure to the benefit of their respective successor and assigns hereunder. The Holder may not assign this Warrant without the prior written consent of the Company, such consent not to be unreasonably withheld, provided further that any such transfer may be made only pursuant to an effective registration statement or pursuant to any exemption from the registration requirements under the Securities Act.

11. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all proposes be deemed to be an original, and such counterparts shall together constitute by one and the same instrument.

12. Notices. All notices or other communications under this Warrant shall be in writing and shall be deemed to have been given if delivered by hand or mailed by certified mail, postage prepaid, return receipt requested, addressed as follows: if to the Company: Attention: Chief Executive Officer, and to the Holder: at the address of the Holder appearing on the books of the Company or the Company’s transfer agent, if any.

Either the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph 12.

13. Supplements and Amendments. The Company may from time to time supplement or amend this Warrant Agreement without the approval of any Holders of Warrants in order to cure any ambiguity or to be correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interest of the Holder.

14. Severability. If for any reason any provision, paragraph or term of this Warrant Agreement is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this Warrant shall be deemed to be severable.

15. Governing Law and Venue. This Warrant shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed and construed in accordance with the laws of said State without regard to conflict of laws provisions. Any proceeding arising under this Warrant Agreement shall be instituted in Houston, Texas.

16. Headings. Paragraphs and subparagraph headings, used herein are included herein for convenience of reference only and shall not affect the construction of this Warrant Agreement nor constitute a part of this Warrant Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

Blast Energy Services, Inc. By: _________________________________ Name: ______________________________	HOLDER: By: ____________________________________ Name: __________________________________ Tax ID: _________________________________

Exhibit A

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANS-FERRED WITHOUT AN EFFECTIVE REGIS-TRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL, REASON-ABLY SATISFACTORY TO THE COR-PORATION AND ITS COUN-SEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Void after 11:59 P.M. August __, 2008

WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF
BLAST ENERGY SERVICES, INC

Initial Number of Shares:  _______________
Initial Exercise Price:   $0. per share
Date of Grant:   August __, 2006
Expiration Date:   August __, 2008

THIS CERTIFIES THAT, for value received, ________________________, or any person to whom the inter-est in this Warrant is lawful-ly transferred ("Holder") is entitled to purchase the above number (as adjust-ed pursuant to Section 4 hereof) of fully paid and non-assess-able shares of the Common Stock (the "Shares") of Blast Energy Services, Inc., a Califor-nia corporation (the "Company) having an Initial Exercise Price as set forth above, subject to the provi-sions and upon the terms and condi-tions set forth herein. The exercise price, as adjusted from time to time as provided herein, is referred to as the "Exercise Price".

1. Term. The purchase right represented by this Warrant is exer-cisable, in whole or in part, at any time commencing on the Date of Grant and ending on the Expiration Date, after which time the Warrant shall be void.

2. Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the right to purchase Shares repre-sented by this Warrant may be exercised by Holder, in whole or in part, for the total number of Shares remaining available for exercise by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company and by the payment to the Company, by check made payable to the Company drawn on a United States bank and for United States funds, or by delivery to the Company of evidence of cancellation of indebtedness of the Company to such Holder, of an amount equal to the then appli-cable Exercise Price per share multiplied by the number of Shares then being purchased. In the event of any exercise of the purchase right represented by this War-rant, certificates for the Shares so purchased shall be promptly delivered to Holder and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exer-cised shall also be promptly delivered to Holder.

3. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be the Initial Exercise Price, as adjusted from time to time pursuant to Section 4 hereof.

4. Reclassification, Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock of the Company, or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock), the Company, or such successor corporation, as the case may be, shall execute a new warrant, providing that the Holder shall have the right to exercise such new warrant and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the number and kind of securities, money and property receivable upon such reclassification, reorgani-zation, consolidation or merger by a holder of shares of Common Stock of the Company for each share of Common Stock. Such new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjust-ments provided for in this Section 4 including, without limitation, adjustments to the Exercise Price and to the number of shares issuable upon exer-cise of this Warrant. The provisions of this Section 4 shall similarly apply to successive reclassifica-tions, reorganiza-tions, consolidations or mergers.

5. Transferability and Non-negotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (includ-ing, without limitation, the delivery of investment represen-tation letters and legal opinions reasonably satisfactory to the Company, if reasonably requested by the Com-pany). Subject to the provisi-ons of this Section 5, title to this War-rant may be transferred in the same manner as a negotiable instrument transferable by endorsement and delivery.

6. Miscellaneous. The Company cove-nants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Common Stock to permit the exer-cise hereof in full. Such shares, when issued in compli-ance with the provisions of this Warrant and the Articles of Incorporation, as amended, will be duly authorized, validly issued, fully paid and non-assessable. No Holder of this Warrant, as such, shall, prior to the exercise of this Warrant, be entitled to vote or receive dividends or be deemed to be a share-holder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon Holder-, as such, any rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reason-ably satisfactory in form and amount to the Company or, in the case of any such mutila-tion, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like date and tenor. No fractional shares shall be issued in connec-tion with any exercise hereunder, but in lieu of such frac-tional shares the Company shall make a cash payment there-fore upon the basis of the Warrant Price then in effect. The terms and provisions of this Warrant shall inure to the bene-fit of, and be binding upon, the Company and the Holder hereof and their respec-tive successors and as-signs. This Warrant shall be governed by and construed under the laws of the State of Texas.

-------SIGNATURES ON NEXT PAGE-------

BLAST ENERGY SERVICES, INC.
Holder:	A California corporation

By: __________________________________	By: _______________________________
Name: _______________________________	Name: _____________________________
Date: ________________________________